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                               CONSENT OF COUNSEL

                           AIM Counselor Series Trust

        We hereby consent to the use of our name and to the reference to our firm under the caption "Other Service Providers - Legal Counsel" in the Statement of Additional Information for the AIM Advantage Health Sciences Fund and the AIM Multi-Sector Fund, the series portfolios of AIM Counselor Series Trust (the "Trust"), which are included in Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-36074), and Amendment No. 19 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09913), on Form N-1A of the Trust.

                                /s/  Ballard Spahr Andrews & Ingersoll, LLP
                                -----------------------------------------------
                                Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania
October 17, 2005